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                       CONSENT OF INDEPDENDENT AUDITORS

We consent to the references to our firm under the Caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Champion Healthcare Corporation for the registration of 422,538 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 1994 with respect to the consolidated statement of financial position of AmeriHealth, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related statements of operations, shareholders' equity and cash flows for the years then ended (incorporated by reference in the Champion Healthcare Corporation Form S-3) and included in the AmeriHealth, Inc. Annual Report (Form 10-K) for the year ended December 31, 1993 filed with the Securities and Exchange Commission; and dated March 22, 1994 with respect to the consolidated statement of operations of Psychiatric Healthcare Corporation (formerly Pinnacle Healthcare Corporation) and subsidiaries for the year ended December 31, 1993 and the related statement of cash flows for the year then ended (incorporated by reference in the Champion Healthcare Corporation Form S-3) and included in the AmeriHealth, Inc. Proxy Statement dated November 11, 1994, as amended, as filed with the Securities and Exchange Commission.



                                          /s/ ERNST & YOUNG LLP

Richmond, Virginia
August 8, 1995